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Seal Holdings Corporation and OH, Inc. issued a press release on 12/22/98, the text of which reads as follows:


FOR IMMEDIATE RELEASE

For OH, Inc.                 For Seal Holdings Corporation
Contact:                     Contact:
  Name: Andrew Brimmer         Name: James S. Goodner, CFO
  Phone: (212) 371-5999        Phone: (561) 833-5111

      OH, INC. AND SEAL HOLDINGS TO COMBINE THROUGH SHARE EXCHANGE
            COMBINED PUBLIC COMPANY TO FOCUS ON OPERATING
        AND MANAGING COMPREHENSIVE OUTPATIENT MEDICAL FACILITIES


Ft. Lauderdale, Florida (December 22, 1998) -- OH, Inc., a Florida corporation which develops and operates sophisticated comprehensive outpatient medical, diagnostic and surgical facilities, and Seal Holdings Corporation [OTC: SEAH] today announced that they had entered into a share exchange agreement. Under the agreement, shareholders of OH, Inc. will exchange all of their OH, Inc. shares for newly issued shares of common and preferred stock of Seal, reflecting 91% of the outstanding Seal shares on a fully diluted basis (including taking into consideration outstanding options to acquire Seal shares held by others). The combined company will focus on the delivery of premium quality health care on a cost effective basis. The transaction is expected to close on or about March 31, 1999.

At the closing of the transaction, Seal will issue 10,318,419 shares of Class A Common Stock and shares of a new series of preferred stock convertible into shares of Class A Common Stock equivalent to 20,000,000 shares to M. Lee Pearce, M.D., chairman of OH, Inc. After closing, approximately 9% of Seal's Class A Common Stock on a fully diluted basis will be owned by existing Seal stockholders with the remaining 91% of Seal's Class A Common Shares owned and controlled by Dr. Pearce.

The combined company will continue under the Seal name and will be headquartered in South Florida. Dr. Pearce, a physician and health care executive, will be chairman of the combined company. Thomas Ferguson, the current chairman of Seal, will continue as a director of the combined company. Other directors and officers will be designated by OH, Inc.

Dr. Pearce said: "This transaction allows us to accelerate our business strategy to offer a new model of health care delivery. We believe approximately 70% of all surgeries and an even larger percentage of sophisticated diagnostic and medical procedures, such as magnetic resonance imaging, complete cardiac workups, mammography with stereotactic biopsy and others, are currently being performed on an outpatient basis, rather than in acute care hospitals. Our existing and planned state of the art facilities will allow us to benefit from this trend by delivering premium quality medical and surgical care, on a cost effective basis, in a patient- and physician-friendly setting. We believe that these sophisticated comprehensive outpatient medical, diagnostic and surgical facilities, which are designed to cater to the needs of physicians, surgeons, and their patients with innovative medical, surgical and informational technology, offer a vision of the future for health care delivery as we enter the 21st century."
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Thomas Ferguson, current chairman of Seal Holdings, said:  "Our transaction with OH, Inc. positions Seal to participate in the growth and proliferation of transactions in the health care services and life sciences industries. As we approach the new millenium, we believe Seal shareholders will benefit from the industry leadership, experience and innovation of Dr. Pearce and his team as they build a multifaceted company."

OH, Inc. has recently opened its first facility in Broward County.
In connection with that facility, OH, Inc. expects to incur considerable start up expenses during the next year and therefore the combined companies expect to report net operating losses in 1999.

Seal Holdings Corporation identifies, structures and finances development stage companies in growth industries.

OH, Inc. currently provides health care services through the development and operation of state of the art, sophisticated comprehensive medical, surgical and diagnostic outpatient facilities and through affiliated group practices.

                                 #  #  #

Statements about Seal's and OHI's future expectations, including without limitation, future revenues and earnings, plans and objectives for future operations, future agreements, future economic performance, operations and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Seal and OHI intend that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties, including but not limited to economic, competitive, governmental, contractual and technological factors affecting Seal's and OHI's operations, markets and profitability, actual results could differ materially and adversely from expected results.


















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